Exhibit 99.2

Offer to Exchange each outstanding ordinary share of

CureVac N.V.

for $5.4641 of American Depositary Shares of

BioNTech SE

(subject to a collar and calculated as described in the Exchange Offer Prospectus)

THE EXCHANGE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON [●], 2025, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED (SUCH TIME AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”). SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees:

As described in the offer to exchange/prospectus dated [●], 2025 (the “Exchange Offer Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), including instructions therefor, which, together with any amendments or supplements thereto, constitute the offer to exchange (the “Exchange Offer”), BioNTech SE, a European stock corporation (Societas Europaea) organized under the laws of Germany and the European Union (“BioNTech”), is offering to exchange American Depositary Shares, each representing one ordinary share, no par value, with a notional amount attributable to each ordinary share of €1, of BioNTech (“BioNTech ADSs”), for all outstanding ordinary shares, par value €0.12 per share (the “CureVac Shares” ), of CureVac N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (“CureVac”), that are validly tendered prior to the Expiration Time and not validly withdrawn, upon the terms and subject to the conditions set forth in the Exchange Offer Prospectus and the Letter of Transmittal. Capitalized terms used but not defined herein shall have the same meanings given to them in the Letter of Transmittal.

BioNTech is offering to exchange each CureVac Share that is validly tendered and not properly withdrawn pursuant to the Exchange Offer for the right to receive BioNTech ADSs (and cash in lieu of fractional BioNTech ADSs), as more fully set out in the Exchange Offer Prospectus. See “The Offer” in the Exchange Offer Prospectus for a complete description of the terms. CureVac shareholders may call the Information Agent for information regarding the Exchange Offer.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold CureVac Shares, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stock transfer taxes will generally be payable as a result of the transaction.

As described in the Exchange Offer Prospectus, BioNTech is not conducting the Exchange Offer in any jurisdiction where the offer, sale, or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the Exchange Offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented does not extend to you.

No broker, dealer, commercial bank, trust company, or other nominee or fiduciary shall be deemed to be the agent of BioNTech, CureVac, the Exchange Agent, or the Information Agent for purposes of the Exchange Offer.

THE EXCHANGE OFFER IS SUBJECT TO A NUMBER OF CONDITIONS DESCRIBED IN THE EXCHANGE OFFER PROSPECTUS UNDER “THE OFFER — ANTITRUST APPROVALS,” “THE OFFER — OTHER REGULATORY APPROVALS,” AND “THE PURCHASE AGREEMENT — CONDITIONS TO CLOSING OF THE OFFER.” The conditions must be satisfied at or prior to the expiration of the Exchange Offer (or waived by CureVac and/or BioNTech to the extent permissible under applicable law and the Purchase Agreement). If the conditions are not satisfied (or waived by CureVac and/or BioNTech to the extent permissible under applicable law and the Purchase Agreement), the Exchange Offer will not be completed and tendered CureVac Shares will be returned to the registered holders of such shares. Please see the Exchange Offer Prospectus, which you should read carefully and in its entirety, for a description of these conditions.

For your information and for forwarding to your clients for whom you hold CureVac Shares, registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Exchange Offer Prospectus;

2.	the Solicitation/Recommendation Statement on Schedule 14D-9 of CureVac;

3.	a form of Letter of Transmittal for your use in accepting the Exchange Offer and tendering CureVac Shares, including instructions therefor;

4.	the IRS Form W-9 for tendering CureVac shareholders who are U.S. persons, enclosed with the Letter of Transmittal;

5.

a form of Letter to Clients, which may be sent to your clients for whose accounts you hold CureVac Shares registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Exchange Offer; and

6.	a form of Notice of Withdrawal for use in withdrawing CureVac Shares previously tendered in the Exchange Offer.

For persons in the European Economic Area, an EU prospectus for the public offer of BioNTech ADSs in the Federal Republic of Germany, Austria, France, Italy, The Netherlands, and Spain approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) and notified to the competent authorities in Austria, France, Italy, The Netherlands, and Spain is available free of charge on the website of BioNTech (https://investors.biontech.de under the “[●]” section).

For persons in the United Kingdom, a UK prospectus exemption document for the public offer of BioNTech ADSs in the United Kingdom is available free of charge on the website of BioNTech (https://investors.biontech.de under the “[●]” section).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON [●], 2025, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. BECAUSE BIONTECH IS NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES, A HOLDER MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING THE NORMAL BUSINESS HOURS OF THE DTC AND THE EXCHANGE AGENT PRIOR TO THE EXPIRATION TIME. TENDERS NOT COMPLETED PRIOR TO THE EXPIRATION TIME WILL BE DISREGARDED AND OF NO EFFECT.

CureVac Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time. Once BioNTech (or BioNTech’s assignee, if applicable) accepts CureVac Shares tendered pursuant to the Exchange Offer, the tender is irrevocable; provided that, if BioNTech (or BioNTech’s assignee, if applicable) has not yet accepted CureVac Shares tendered for exchange, any CureVac shareholder may withdraw its tendered

CureVac Shares after the 60th business day following commencement of the Exchange Offer pursuant to Section 14(d)(5) of the Exchange Act.

BioNTech will not pay any fees or commission to any broker, dealer, commercial bank, trust company, or other nominee (other than to the dealer managers, financial advisors, information agent, or exchange agent for soliciting tenders of CureVac Shares pursuant to the terms of the Exchange Offer). BioNTech will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies, and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of CureVac Shares validly tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) a Letter of Transmittal for CureVac Shares, duly completed and properly executed (including any signature guarantees that may be required), or, in the case of CureVac Shares held in “street name” and delivered by book-entry transfer through the DTC, an Agent’s Message, (ii) a confirmation of book-entry transfer into the Exchange Agent’s account at DTC of the CureVac Shares tendered by book-entry transfer (pursuant to the procedures set forth in “The Offer — Procedures for Tendering” in the Exchange Offer Prospectus); and (iii) any other documents required by the Letter of Transmittal.

No alternative, conditional, or contingent tenders will be accepted. All tendering CureVac shareholders, by executing the Letter of Transmittal or causing an Agent’s Message to be delivered, waive any right to receive any notice of the acceptance of their CureVac Shares for exchange.

Additional copies of the enclosed materials may be obtained by contacting Georgeson LLC, the Information Agent for the Exchange Offer, at (888) 686-7195 (toll-free for all shareholders in the United States) and (732) 353-1948 (all others outside of the United States) or by email at Curevacoffer@georgeson.com. You may also contact the Information Agent for assistance with any questions you may have about the Exchange Offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF BIONTECH, CUREVAC, THE EXCHANGE AGENT, THE INFORMATION AGENT, OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.